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                                                                   Exhibit 10.22


                                EARNOUT AGREEMENT

         THIS EARNOUT AGREEMENT ("Agreement") dated as of September 13, 2000, by and among MERIDIAN DIAGNOSTICS, INC., an Ohio corporation ("Meridian"), PRESTON
H. DORSETT, KAREN C. DORSETT, ROBERT F. NAEGELE and RONALD W. KIM (individually a "Stockholder" and collectively the "Stockholders").

         WHEREAS, Meridian, the Stockholders, Meridian Acquisition Company ("Transitory Subsidiary") and Viral Antigens, Inc. ("Viral") have entered into a Merger Agreement dated as of September 13, 2000 (the "Merger Agreement");

         WHEREAS, pursuant to the Merger Agreement, Meridian has agreed to acquire all of the issued and outstanding stock of Viral pursuant to the merger of Transitory Subsidiary with and into Viral with Viral being the company surviving the Merger (the "Surviving Corporation");

         WHEREAS, pursuant to the terms of the Merger Agreement, the Earnout Consideration (as calculated herein) is payable only on the condition that the Surviving Corporation meets certain target financial objectives; and

         WHEREAS, the parties desire to define the target financial objectives and other events which would result in the distribution of the Earnout Consideration.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, and other good and valuable consideration, the parties agree as follows:

         1. DEFINITIONS. The following terms for purposes of this Agreement shall have the respective meanings as follows:

               (a) "ACQUISITION DEBT" means Nine Million Dollars ($9,000,000) under the Merger Agreement, which debt shall be adjusted annually based upon the net increase in cash, if any, as reflected in Viral's audited statement of cash flows for the fiscal year ended September 30, and the payment of this cash flow to Meridian. For purposes of determining the Year 1 Earnout Consideration, the Acquisition Debt shall be deemed to be $9 million.

               (b) "CONTRIBUTION EARNINGS" means:

              Surviving Corporation's Adjusted Pretax Income (as defined herein);

              LESS

              Cost of Acquisition Debt (as defined herein);





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                  LESS

                  Financing costs related to future working capital or capital expenditures incurred by Meridian on behalf of Surviving Corporation;

                  LESS

                  Non-deductible Depreciation and/or Amortization (as defined herein);

                  LESS

                  federal, state and local income taxes calculated on Adjusted Pretax Income reduced by the Cost of Acquisition Debt and financing costs related to future working capital or capital expenditures incurred by Meridian on behalf of Surviving Corporation, and the applicable GAAP treatment of non-deductible depreciation and/or amortization using a Surviving Corporation separate-company basis tax rate in accordance with GAAP (the effective tax rate);

               (c) "COST OF ACQUISITION DEBT" means:

               i. Year 1 - Acquisition Debt multiplied by an interest rate of eight percent (8%).

               ii. Year 2 through Year 6 - At each September 30 anniversary date, the interest rate will be adjusted to the weighted average interest rate in effect for the Acquisition Debt over the previous year.

               iii. In the event that Meridian retires the Acquisition Debt with proceeds from an offering of debt or equity securities, the interest rate in Year 2 through Year 6, as applicable, will be adjusted (increase or decrease) to Meridian's cost of equity. The cost of equity capital shall be determined by dividing the average closing price of Meridian Diagnostics common stock for the 20 trading days immediately preceding the equity transaction date by the preceding four quarters' reported earnings per share from continuing operations, and before extraordinary gains or losses, to determine the adjusted price earnings ratio and then dividing one (1) by such price earnings ratio. The result being the cost of equity capital, providing such capital is used to retire or reduce the acquisition debt.

               (d) "EARNOUT PERIOD" means Year 1, Year 2, Year 3, Year 4, Year 5 or Year 6, as the case may be.

               (e) "ADJUSTED PRETAX INCOME" means the Surviving Corporation's audited income before federal, state and local income taxes, determined in accordance with GAAP and adjusted for the following:


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                  EXCLUSIONS:

                  i. Changes in application of GAAP unless such changes are accretive to Meridian's consolidated net income and the Earnout Calculation;

                  ii. Extraordinary items as defined by GAAP in accordance with Accounting Principles Board Opinion No. 30;

                  iii. Gain(s) or loss(es) on sale(s) of assets that exceed $25,000 on a cumulative basis in any one year;

                  iv. Gain(s) or loss(es) on insurance settlements;

                  v. Gain(s) or loss(es) on litigation settlements; and

                  vi. Intercompany interest charges from Meridian to Viral for Acquisition Debt or financing costs related to future working capital or capital expenditures incurred by Meridian on behalf of the Surviving Corporation.

                  INCLUSIONS:

                  i. Discontinued operations.

               (f) "PRO RATA SHARE" means, with respect to each Stockholder, his or her share of the Earnout Consideration, expressed as a percentage, as set forth on EXHIBIT A.

               (g) "NON-DEDUCTIBLE DEPRECIATION AND/OR AMORTIZATION" means the sum of (i) the lesser of

                  (1) the actual depreciation and amortization related to adjustments to state tangible and intangible assets at fair value as of the effective date of the Merger Agreement based on the initial $9 million purchase price

         or

                  (2) the calculated amount of amortization where such amount is defined as the sum of $9 million less total equity reported in the Audited Balance Sheet of Viral as of the closing date less acquisition costs less $20,000 divided by 20 years

         or

                  (3) $195,000

         plus (ii) additional amortization related to the Earnout
         Consideration.

               (h) "YEAR 1" means the twelve (12) month period commencing October 1, 2000 through and including September 30, 2001.

               (i) "YEAR 2" means the twelve (12) month period commencing October 1, 2001 through and including September 30, 2002.



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               (j) "YEAR 3" means the twelve (12) month period commencing
October 1, 2002 through and including September 30, 2003.

               (k) "YEAR 4" means the twelve (12) month period commencing October 1, 2003 through and including September 30, 2004.

               (l) "YEAR 5" means the twelve (12) month period commencing October 1, 2004 through and including September 30, 2005.

               (m) "YEAR 6" means the twelve (12) month period commencing October 1, 2005 through and including September 30, 2006.

               (n) "ZERO BASIS PRETAX INCOME" means Non-deductible Depreciation and/or Amortization; PLUS Cost of Acquisition Debt; PLUS financing costs at Meridian's interest cost related to future working capital or capital expenditures incurred by Meridian on behalf of Surviving Corporation; PLUS federal, state and local income taxes calculated by the following formula:

         [A/(1-Surviving Corporation's statutory tax rate)] - A

         Where A equals goodwill amortization.

               (o) "GAAP" means generally accepted accounting principles.

         Capitalized terms which appear in this Agreement but are not defined herein shall have the respective meanings therefor set forth in the Merger Agreement, unless the context requires otherwise.

         2. EARNOUT CONSIDERATION. Stockholders may receive additional purchase price consideration ("Earnout Consideration" as calculated in this Section 2), up to a maximum aggregate amount of $8.25 million, contingent upon Surviving Corporation achieving certain financial targets within a specified time period as defined herein. As a general guideline, it is the intention of the parties that the earnout be based on the operating results of Viral as a stand-alone business using fair and reasonable business practices, after consideration of Non-Deductible Depreciation and/or Amortization, Cost of Acquisition Debt and financing costs related to working capital or capital expenditures incurred by Meridian on behalf of Viral. No Earnout Consideration may be earned subsequent to September 30, 2006. Earnout Consideration will be measured during each year of the Earnout Period. If Earnout Consideration is payable hereunder, it shall be payable between 75 and 120 days, at the option of the Stockholder(s), following the close of each year of the Earnout Period.

         In order for Earnout Consideration to be earned and payable for a year during the Earnout Period, Contribution Earnings, as defined herein, must be greater than zero. If Contribution Earnings are less than or equal to zero, no Earnout Consideration is payable for the applicable



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Earnout Period. If Viral's Adjusted Pretax Income is negative, or a loss, such loss does not affect the amount of Earnout paid in a previous year, nor payable in a future year.

         If Contribution Earnings are greater than zero, then Earnout Consideration for the period is equal to the LESSER of:

            a) 50% of Adjusted Pretax Income of Surviving Corporation; or

            b) 100% of Adjusted Pretax Income of Surviving Corporation less Zero Basis Pretax Income.


         The Earnout Consideration shall be paid to each Stockholder based upon his or her Pro Rata Share.

         3. MERIDIAN BUSINESS TRANSFERRED TO SURVIVING CORPORATION. The parties hereby agree that any Meridian business transferred to the Surviving Corporation will be provided on a basis commercially reasonable to the Surviving Corporation and mutually agreeable to Meridian. The parties hereby further agree that Meridian reserves the right to move its business (present and future) from Viral to another vendor.

         4. TERMINATION OF PRESTON DORSETT OR ROBERT NAEGELE.

            (a) TERMINATION WITH CAUSE. Notwithstanding anything to the contrary contained in Section 2, if Preston H. Dorsett ("Dorsett") or Robert F. Naegele ("Naegele") is terminated by Meridian "for cause" (as defined in his respective employment agreement), the right to Earnout Consideration payable to Dorsett or Naegele, as the case may be, pursuant to this Agreement shall automatically terminate and Dorsett or Naegele, as the case may be, shall forfeit all future payments of Earnout Consideration.

               (b) TERMINATION WITHOUT CAUSE DURING YEAR 1. Notwithstanding anything to the contrary contained in Section 2, if Dorsett or Naegele is terminated by Meridian other than "for cause" (as defined in his respective employment agreement) on or before September 30, 2001, the total Earnout Consideration payable to the Stockholders shall be as follows:

                   i.      Year 1 Earnout Consideration - $  330,000
                   ii.     Year 2 Earnout Consideration - $  637,000
                   iii.    Year 3 Earnout Consideration - $  912,000
                   iv.     Year 4 Earnout Consideration - $1,200,000
                   v.      Year 5 Earnout Consideration - $1,046,000

               The Earnout Consideration will be paid on a pro rata share basis to each Stockholder between 75 and 120 days, at the option of the Stockholders, after the close of the respective Earnout Period.



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               (c) TERMINATION WITHOUT CAUSE DURING YEAR 2 THROUGH YEAR 6.
Notwithstanding anything to the contrary contained in Section 2, if Dorsett or Naegele is terminated by Meridian other than "for cause" (as defined in his respective employment agreement) after September 30, 2001 but on or before September 30, 2006, the Earnout Consideration payable to the Stockholders shall be equal to the average of the actual Earnout Consideration earned in all Earnout Periods prior to the effective date of termination other than "for cause" based upon the following projected payments:

                  i.        Projected Year 1 Earnout Consideration - $  660,000
                  ii.       Projected Year 2 Earnout Consideration - $1,274,000
                  iii.      Projected Year 3 Earnout Consideration - $1,824,000
                  iv.       Projected Year 4 Earnout Consideration - $2,400,000
                  v.        Projected Year 5 Earnout Consideration - $2,092,000

               For example, if either Dorsett or Naegele is terminated on December 1, 2002 and if the actual Earnout Consideration paid to the Stockholders in Year 1 and Year 2 is $1,500,000 then the Stockholders would be entitled to 77.6% ($1,500,000 divided by $1,934,000) of the remaining Earnout Consideration based upon the Projected Earnout Payments for each remaining Earnout Period (i.e. the Year 3 Earnout Consideration payable to the Stockholders would be $1,415,424 (77.6% of $1,824,000); Year 4 Earnout Consideration payable to the Stockholders would be $1,862,400 (77.6% of $2,400,000) and the Year 5 Earnout Consideration would be $1,623,392 (77.6% of $2,092,000)).

               The Earnout Consideration will be paid on a pro rata share basis to each Stockholder between 75 and 120 days, at the option of the Stockholders, after the close of the respective Earnout Period.

               (d) OTHER TERMINATION PROVISIONS. If Dorsett's and/or Naegele's employment with Meridian is terminated upon mutual agreement of Dorsett or Naegele, as the case may be, and Meridian, or if Dorsett or Naegele, as the case may be, elect to resign, then the Earnout Consideration shall be paid to the Stockholders (including Dorsett and Naegele) in accordance with Section 2. In the event of Dorsett's or Naegele's, as the case may be, death or disability (as defined in his respective employment agreement), then the Earnout Consideration shall be paid to the Stockholders or, as applicable, pursuant to probate or intestacy laws in accordance with Section 2. If both Dorsett and Naegle die or become disabled then the Earnout Consideration shall be paid to the Stockholders or, as applicable, pursuant to probate or intestacy laws in accordance with
Section 4(b) if such event occurs in Year 1, or 4(c) if such event occurs in Year 2 through Year 6.

         5. ASSIGNMENT. All provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns whether such succession or assignment occurs by operation of law or otherwise.



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         6. SIGNATURES. For purposes of this Agreement, facsimile signatures shall be treated as original signatures and shall be binding upon the parties. It is further agreed that the parties shall exchange original hard copies of signature pages as soon as reasonably possible.

         7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of Tennessee without giving effect to any choice or conflict of law provision or rule, whether of Tennessee or any other jurisdiction, that would cause or result in the application of the laws of any jurisdiction other than Tennessee.

         8. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

         9. ENTIRE AGREEMENT. This Agreement and the Merger Agreement, including Exhibits to the Merger Agreement, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums and agreements between the parties concerning the subject matter. This Agreement may not be modified except by a writing signed by authorized representatives of both parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10. DISPUTE RESOLUTION.

             (a) Meridian will cause Arthur Andersen, L.L.P., Meridian's auditors, to audit a calculation of the Earnout Consideration of the Company for each Earnout Period. Arthur Andersen LLP shall have fifteen days after receipt of the calculation of the Earnout Consideration ("Earnout Calculation") from Meridian to review the Earnout Calculation and deliver to Meridian and the Stockholders the Auditor's Report stating that the Earnout Calculation fairly presents the Earnout Calculation for the respective Earnout Period in conformity with this Agreement. If within ten days following delivery of the Earnout Calculation, the Viral Stockholders have not given Meridian notice of their objection to the Earnout Calculation (such notice must contain a detailed statement of the basis of such objection), then the Earnout Calculation will be used and the Earnout Consideration paid. If the Viral Stockholders give such notice of objection, Meridian and the Viral Stockholders shall attempt in good faith to resolve the matter or matters in dispute. If Meridian and the Viral Stockholders, notwithstanding such good faith effort, shall have failed to resolve the matter or matters in dispute within twenty Business Days after receipt of the written notice of dispute, then any remaining disputed matters shall be submitted to the Ernst & Young, L.L.P., or any successor thereto ("E&Y") for arbitration. Any such arbitration shall take place in, and shall be in accordance with the Commercial Arbitration Rules in Tennessee. Each of Meridian and the Viral Stockholders shall promptly file with E&Y a notice of appointment. The fees and expenses of E&Y shall be borne fifty percent by Meridian and fifty percent by the Viral Stockholders. In




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resolving any disputed item, E&Y may not assign a value to any particular item more than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in each case, as presented to E&Y. The fees and disbursements of E&Y shall be allocated between Meridian and the Seller based upon the percentage ratio that the sum of the net amounts subject to dispute resolved against each of the parties bears to the total of the net amounts subject to dispute. For this purpose, the "net amounts subject to dispute" shall represent the difference between the amount of such items as proposed by Meridian and the corresponding amount of such items proposed by the Viral Stockholders, in each case as submitted to E&Y.

               (b) On the fifth Business Day following the date on which the Earnout Consideration is established to in accordance with this Section 10, the final determination of the Earnout Consideration shall be made, and Meridian will pay the Earnout Consideration, if any.

               For purposes of complying with the terms set forth herein, each party shall cooperate with and promptly make available to the other party and E&Y and their representatives, all information, records, data, auditors' working papers, and access to its personnel, shall permit access to its facilities and shall permit the other party and its auditors and representatives to make copies of all information, records, data and auditors' working papers, in each case as may be reasonably required in connection with the analysis of the Earnout Consideration and the resolution of any dispute(s) thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]


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         IN WITNESS WHEREOF, the undersigned do hereby execute this Contingent
Earnout Agreement as of the day and year first above written.

                                   MERIDIAN DIAGNOSTICS, INC.


                                   BY:  /s/ William J. Motto
                                     ----------------------------------------

                                   Its: Chairman and Chief Executive Officer
                                        -------------------------------------

                                   STOCKHOLDERS:


                                   /s/ Preston H. Dorsett
                                   ------------------------------------------
                                   Preston H. Dorsett


                                   /s/ Karen C. Dorsett
                                   ------------------------------------------
                                   Karen C. Dorsett


                                   /s/ Robert F. Naegele
                                   ------------------------------------------
                                   Robert F. Naegele


                                   /s/ Ronald W. Kim
                                   ------------------------------------------
                                   Ronald W. Kim




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EXHIBIT A

Preston H. Dorsett and Karen C. Dorsett              51.6%
Robert F. Naegele                                    27.5%
Ronald W. Kim                                        20.9%